UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 11, 2011

BSQUARE CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	000-27687	91-1650880
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 110th Ave NE, Suite 200

Bellevue, WA 98004

425-519-5900

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 11, 2011, BSQUARE Corporation (the “Company”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with Philip Thomas Buckley, Norman Stephen Harper, Simon David Pooley, Alan John Rowe, Kevin Paul Heawood, Frank Michael Breeze and Julian Back (the “Sellers”), pursuant to which the Company has purchased all of the outstanding capital stock of MPC Data Limited, a U.K. corporation (“MPC”). The purchase price was £3,000,000, or approximately US$4,800,000, in cash (subject to a post-closing adjustment based on a determination of MPC’s actual net asset value at the closing of the transaction), plus an earn-out based on MPC’s revenue in the 12 months following the closing of the transaction. £750,000 (approximately US$1,200,000) of the purchase price has been placed in an escrow account which will be held to cover claims for 18 months after the closing. The Company and the Sellers have made customary warranties in the Purchase Agreement. In addition, the Sellers have agreed to indemnify the Company against certain losses. In connection with the transactions contemplated by the Purchase Agreement, the Company has entered into a lease agreement for the office space occupied by MPC in Trowbridge, England. The lease has a term of seven years.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by this reference. The Purchase Agreement has been included to provide investors with information regarding its terms; however it is not intended to provide any other factual information about the Company or MPC.

A copy of the Company’s press release relating to the MPC transaction is attached as Exhibit 99.1 hereto and incorporated herein by this reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The disclosure set forth above under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1+	Share Purchase Agreement among BSQUARE Corporation and certain shareholders of MPC Data Limited
99.1	Press Release, dated September 13, 2011, issued by BSQUARE Corporation

+	Confidential treatment has been requested with respect to the redacted portions of the referenced exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSQUARE CORPORATION

Date: September 13, 2011	By:	/s/ Scott C. Mahan

Scott C. Mahan

Vice President, Finance & Operations and Chief Financial Officer